April 1, 2003

Mr. Terry Margolis, President
Banta Healthcare Group
570 Enterprise Drive
PO Box 806
Neenah, WI 54956

Dear Terry:

The purpose of this letter is to confirm your promotion, effective March 15, 2003, as Sector President, Global Turnkey and Healthcare Products, reporting directly to me.

Your base salary will be $260,000 per year, with a next annual merit review in December 2003. You will continue to participate in Banta’s Economic Profit Incentive Plan (EPIP), and be eligible for a target bonus of 50% of your base salary, subject to Banta’s financial results. You will also participate in Banta’s Long Term Incentive Award Plan and be eligible for a target bonus of 25% of your base pay, payable over a three-year period. Your EPIP percentage breakdown is as follows:

Corporate:	25% of Opportunity
75% Earnings per Share (EPS)
25% Economic Profit (EP)
Business Groups:	75% of Opportunity
Healthcare:	1/3
Global Turnkey	2/3

The Group’s individual results will be split 25% EP and 75% Operating Earnings. For 2003, the Global Turnkey portion of your EPIP and LTIP bonus will be guaranteed.

In addition to the EPIP and LTIP charge, you will be entitled to participate in Banta’s Supplemental Executive Retirement Plan (SERP). To provide you security in the event of a “change in control” you will be offered a three-year Key Executive Employment and Severance Agreement (KEESA).

Banta will pay or reimburse you for all moving expenses in accordance with Banta’s Tier I moving policy for executives. Upon termination of your employment, Banta agrees to move you back to State College, PA, and pay or reimburse you for all moving expenses in accordance with the above referenced policy.

Mr. Terry Margolis

Banta will provide you with paid severance payments equal to one (1) year’s salary at your base monthly rate as of the date of termination of your employment paid in equal monthly installments over 24 months following such termination. If you are unable to find employment Banta will, on a month-to-month basis, extend the severance agreement beyond the initial period up to 6 months for a total severance of 18 months, paid out over 30 months.

Terry, as you know, I am very excited and enthusiastic about you playing a larger role in management within the Corporation. I look forward to your membership on the Executive Operating Committee and to continuing to drive Banta to future growth and success.

Warm regards,

Stephanie A. Streeter
President and Chief Executive Officer